Exhibit 10.37

Summary of 2005 Bonus Plan

     The Compensation Committee of the Board of Directors of Idenix Pharmaceuticals, Inc. (the “Company”) may grant a discretionary bonus to each of the Company’s executive officers for services rendered by such officer during 2005 (the “2005 Bonus”). In accordance with the terms of such officers’ employment agreements (each of which have been filed as exhibits to the Company’s Registration Statement on Form S-1 (No. 333-111157)), target bonus amounts have been established as a percentage of 2005 base salary. The actual bonus earned by each officer can range from zero to 200% above the target amount and will be determined based on, among other things, the Company’s overall performance, as well as the individual officer’s performance during 2005. The Company’s overall performance will be evaluated at the end of the year on the basis of goals and criteria that will include continued development of the Company’s product candidates in a successful and timely manner and effective management of the Company’s operations. The target bonus amount and target percentage for each named executive officer (as defined in Regulation S-K item 402(a)(3)) who is currently serving as an executive officers of the Company is set forth in the table below.

Named Executive Officer	2005 Target Bonus
	% of Base Salary	Amount
Jean-Pierre Sommadossi Chairman of the Board President and Chief Executive Officer	60%	$285,000
David A. Arkowitz Chief Financial Officer and Treasurer	40%	$119,480
Guy Macdonald Executive Vice President, Operations	40%	$119,480
Nathaniel A. Brown Chief Medical Officer, Executive Vice President, Clinical Research	40%	$116,000
Andrea J. Corcoran Executive Vice President, Legal and Administration	35%	$93,730